As filed with the Securities and Exchange Commission on September 22, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIPEX CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	04-6135748

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
233 South Hillview Drive,
Milpitas, California 95035
(408) 934-7500
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Stand-Alone Option Agreements

Ralph Schmitt
Chief Executive Officer
Sipex Corporation
233 South Hillview Drive,
Milpitas, California 95035
(408) 934-7500
(Name, address, and telephone number, including area code, of agent for service)

Copy to:
Robert G. Day, Esq.
Allison Berry Spinner, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

			Proposed
Title of	Maximum	Proposed Maximum	Maximum
Securities	Amount	Aggregate	Aggregate	Amount of
to be	to be	Offering Price	Offering	Registration
Registered	Registered(1)	Per Share	Price	Fee
Stand-Alone Option Agreements for Employees
Common Stock, par value $0.01 per share	1,939,470	$2.1711(2)	$4,210,783.32 (2)	$450.56
Stand-Alone Option Agreements for Directors
Common Stock, par value $0.01 per share	262,500	$2.7991(3)	$734,763.75 (3)	$78.62
Stand-Alone Option Agreements for Ralph Schmitt
Common Stock, par value $0.01 per share	1,000,000	$1.70 (4)	$1,700,000 (4)	$181.90
Stand-Alone Option Agreements for Clyde R. Wallin
Common Stock, par value $0.01 per share	125,000	$2.075(4)	$259,375.00 (4)	$27.75
TOTAL	3,326,970 shares	—	$6,904,922.07	$738.83

(1)	Pursuant to Rule 416(a) of Regulation C under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Stand-Alone Option Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h)(1) of Regulation C under the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The Proposed Maximum Offering Price Per Share represents a weighted average of the exercise prices for such shares. With respect to 1,939,470 shares subject to outstanding options to purchase Common Stock under stand-alone option agreements for employees described above, the range of exercise prices is $1.49 per share to $3.55 per share and the Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of $2.1711 per share.

(3)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h)(1) of Regulation C under the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The Proposed Maximum Offering Price Per Share represents a weighted average of the exercise prices for such shares. With respect to 262,500 shares subject to outstanding options to purchase Common Stock under stand-alone option agreements for directors described above, the range of exercise prices is $1.88 per share to $3.45 per share and the Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price of $2.7991 per share.

(4)	Such shares are issuable upon exercise of an outstanding option with a fixed exercise price. Pursuant to Rule 457(h)(1) of Regulation C under the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised. The Proposed Maximum Offering Price Per Share represents the exercise prices for such shares.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents containing the information specified in this Item 2 will be sent or given to employees without charge, upon written or oral request, as specified by Rule 428(b)(1). In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Explanatory Note
     This Registration Statement on Form S-8 is being filed for the purpose of registering additional 3,326,970 shares of the Registrant’s Common Stock to be issued pursuant to certain Stand-Alone Option Agreements approved by the Registrant’s Board of Directors, as shown in the table below.
Stand-Alone Option Agreement for Employees

Optionee	Number of Shares	Grant Date
Steven P. Berry	23,100	October 19, 2005
Steven P. Berry	50,000	January 17, 2006
Peter Coyle	9,900	October 19, 2005
Joel J. Camarda	250,000	November 4, 2005
Jon F. Cronk	50,000	September 6, 2006
George K. Dixon	25,000	October 19, 2005
Jonathan B. Fox	40,000	February 21, 2006
Richard Hawron	100,000	October 19, 2005
Chunhwa M. Huang	7,920	October 19, 2005
Brad Hudon	56,600	October 19, 2005
Quoi V. Huynh	40,000	January 16, 2006
Edward M. Lam	425,000	September 19, 2005
Antonio Lara	10,000	April 24, 2006
Mihai Lita	14,000	October 19, 2005
Chang-Su Mitter	80,000	November 28, 2005
Daryl Nees	18,300	October 19, 2005
Daryl Nees	50,000	January 9, 2006
Anjan Parikh	80,000	July 31, 2006
Edward W. Poate	13,200	October 19, 2005
Regina Prejdova	5,000	October 19, 2005
John Ryu	30,000	April 24, 2006
Lamar E. Schaeffer Jr.	100,000	January 3, 2006
Stuart Schneck	20,000	February 2, 2006
Stuart Schneck	75,000	June 12, 2006
Joseph Vyvijal	50,000	January 9, 2006
Jay Wang	20,000	March 13, 2006
Jeffrey Weiss	70,000	February 21, 2006
Scott Wetzel	40,000	March 6, 2006
Bandy L. Wu	26,650	October 19, 2005
Bandy L. Wu	40,000	January 17, 2006
Chiu Keng Kenny Yuan	19,800	October 19, 2005
Zhe (Jack) Zhang	100,000	April 12, 2006

Stand-Alone Option Agreement for Directors

Optionee	Number of Shares	Grant Date
John D. Arnold	10,000	July 18, 2005
John D. Arnold	15,000	July 18, 2005
John D. Arnold	10,000	August 17, 2006
Joseph Consoli	10,000	July 18, 2005
Joseph Consoli	15,000	July 18, 2005
Joseph Consoli	10,000	August 17, 2006
Daniel G. Casey	22,500	September 8, 2006
Daniel G. Casey	10,000	September 8, 2006
Pierre Guilbault	22,500	September 8, 2006
Pierre Guilbault	10,000	September 8, 2006
Brian Hilton	10,000	July 18, 2005
Brian Hilton	15,000	July 18, 2005
Brian Hilton	10,000	August 17, 2006
Alan F. Krock	22,500	September 8, 2006
Alan F. Krock	10,000	September 8, 2006
Douglas McBurnie	10,000	July 18, 2005
Douglas McBurnie	10,000	August 17, 2006
Lionel H. Olmer	10,000	July 18, 2005
Lionel H. Olmer	10,000	August 17, 2006
Thomas P. Redfern	10,000	July 18, 2005
Thomas P. Redfern	10,000	August 17, 2006
Stand-Alone Option Agreement for Ralph Schmitt

Optionee	Number of Shares	Grant Date
Ralph Schmitt	1.000,000	June 27, 2005
Stand-Alone Option Agreement for Clyde R. Wallin

Optionee	Number of Shares	Grant Date
Clyde R. Wallin	125,000	January 17, 2006

Item 3. Incorporation of Documents by Reference.
     The following documents filed by SIPEX Corporation (the “Registrant”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference as of their respective dates:
     (a) The Registrant’s Annual Report on Form 10-K for the period ended December 31, 2005, filed with the SEC on August 17, 2006;
     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the latest fiscal year covered by the documents referred to in (1) above; and
     (c) The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s registration statement on Form 8-A filed with the SEC on October 28, 2003 pursuant to Section 12(g) of the Exchange Act.
     All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that we are not incorporating any information from any filed documents furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interest of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Our bylaws and certificate of incorporation limit the liability of our directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.
     Our bylaws and certificate of incorporation provide that we must indemnify our directors and may indemnify our other officers, employees and agents to the fullest extent permitted by law.
     We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our bylaws and certificate of incorporation. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Sipex, arising out of such person’s services as a director, officer, employee or agent of Sipex or any other company or enterprise to which the person provides services at our request.
     Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws and certificate of incorporation would permit indemnification. We also maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
4.1	Form of Stand-Alone Stock Option Agreement for Employees.

4.2	Form of Stand-Alone Stock Option Agreement for Directors.

4.3	Stand-Alone Stock Option Agreement for Ralph Schmitt.

4.4	Stand-Alone Stock Option Agreement for Clyde R. Wallin.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Milpitas, State of California, on September 22, 2006.

SIPEX CORPORATION
By:	/s/ Clyde R. Wallin
Clyde R. Wallin
Chief Financial Officer and Senior Vice President of Finance

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clyde R. Wallin, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 22, 2006 by the following persons in the capacities indicated.

/s/ Ralph Schmitt	Chief Executive Officer and

Ralph Schmitt	Director (Principal Executive Officer)

/s/ Clyde R. Wallin	Chief Financial Officer and Senior Vice

Clyde R. Wallin	President of Finance (Principal Accounting and Financial Officer)

/s/ John D. Arnold	Director

John D. Arnold

Director

Dan Casey

Joseph C. Consoli	Director

/s/ Pierre Guilbault	Director

Pierre Guilbault

/s/ Brian Hilton	Chairman of the Board of Directors

Brian Hilton

/s/ Alan Krock	Director

Alan Krock

/s/ Douglas M. McBurnie	Director

Douglas M. McBurnie

Director

Lionel H. Olmer

/s/ Thomas P. Redfern	Director

Thomas P. Redfern

Index to Exhibits

Exhibit
Number	Description
4.1	Form of Stand-Alone Stock Option Agreement for Employees.

4.2	Form of Stand-Alone Stock Option Agreement for Directors.

4.3	Stand-Alone Stock Option Agreement for Ralph Schmitt.

4.4	Stand-Alone Stock Option Agreement for Clyde R. Wallin.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).